Exhibit 99.1

Supplemental Risk Factors

Except as set forth below, as of March 16, 2026, there have been no material changes to the risk factors that were previously disclosed in Item 1A in the Company’s Annual Report on Form 10-K for the year ended September 30, 2025 filed with the Securities and Exchange Commission on December 19, 2025.

There is substantial doubt about our ability to continue as a going concern. We will continue to need to raise substantial additional funding to complete the development of ONS-5010/LYTENAVA outside the European Union, or EU, and United Kingdom, or UK, and support our operations until we are able to generate sufficient revenue from the sales of ONS-5010/LYTENAVA in the EU and UK. This additional funding may not be available on acceptable terms or at all. Failure to obtain this necessary capital when needed may force us to delay, limit or terminate our product development efforts or other operations.

Developing product candidates is an expensive, risky and lengthy process. We have received a marketing authorization from the European Commission and the UK Medicines and Healthcare products Regulatory Agency, or MHRA, for ONS-5010/LYTENAVA for the treatment of wet age-related macular degeneration, or wet AMD, in the EU and UK, respectively. We are currently advancing ONS-5010/LYTENAVA through the regulatory approval process in the United States, which may ultimately require additional clinical and/or non-clinical studies. Our expenses may increase in connection with our ongoing activities, particularly as we continue the research and development of, continue and initiate clinical trials of, and seek marketing approval for, ONS-5010/LYTENAVA outside the EU and UK.

As of December 31, 2025, our cash and cash equivalents balance was $8.7 million. We estimate that our cash and cash equivalents as of December 31, 2025, together with $2.4 million in net proceeds from the sale of shares of common stock under an at-the-market sales program since December 31, 2025, will not be sufficient to fund our operations through at least the next 12 months from the date of our Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2025. On March 13, 2025, we issued a $33.1 million promissory note, or the March 2025 Note, to Avondale Capital, LLC, or Avondale. The March 2025 Note bears interest at the prime rate plus 3%, with a minimum rate of 9.5%, matures on July 1, 2026 and is convertible into common stock. We must repay at least $3.0 million (by cash or conversions into common stock) of the outstanding balance on the March 2025 Note each quarter starting in the second calendar quarter of 2025 (subject to adjustments for conversions and to payment of a 7.5% exit fee), or the Quarterly Debt Reduction Obligations. Any amount converted by Avondale during a given calendar quarter in excess of the Quarterly Debt Reduction Obligations will be credited toward meeting the Quarterly Debt Reduction Obligations for the next quarter or quarters. See “Raising additional capital, including modifications to our existing convertible securities, may cause dilution to our securityholders, restrict our operations or require us to relinquish rights to our technologies and product candidates” for additional information on the effects of an event of default under the terms of the March 2025 Note. On December 31, 2025, we did not satisfy the required $3.0 million Quarterly Debt Reduction Obligation, which constituted a Major Trigger Event under the March 2025 Note. Subsequent to December 31, 2025, Avondale converted $6.3 million of principal and accrued interest on the March 2025 Note into shares of common stock at a weighted average conversion price of $0.47. While this Major Trigger Event has not resulted in an Event of Default under the March 2025 Note, as a result of our financial position, we may be unable to satisfy our future repayment obligations under the March 2025 Note which could result in continued conversions at prices significantly below the initial $2.26 Conversion Price or, ultimately, an Event of Default, in which case Avondale could accelerate our obligations, and otherwise pursue remedies available to it, under the March 2025 Note. On March 16, 2026, we entered into a Note Purchase Agreement with Atlas Sciences, LLC (“Atlas”), pursuant to which we agreed to issue to Atlas an unsecured promissory note with an original principal balance of $18,360,000 (the “March 2026 Note”), which we agreed to use for the partial repayment of $17 million of the March 2025 Note. Following the repayment on the March 2025 Note, there will be approximately $10.8 million in remaining obligations under the March 2025 Note.

We do not believe our cash and cash equivalents will be adequate to fund our currently planned operations through at least the next 12 months from the date the Quarterly Report on Form 10-Q for the quarter ended December 31, 2025. As a result, there is substantial doubt about our ability to continue as a going concern. We will require substantial additional capital to continue to operate as a going concern. Although we continue to pursue discussions with additional potential strategic partners for ONS-5010/LYTENAVA outside of the United States, there is no guarantee that we will be successful in reaching any such agreement, nor that such agreement, if successful, will cover the anticipated commercialization costs for ONS-5010/LYTENAVA. Moreover, on December 31, 2025, we reported that we had received a third Complete Response Letter, or CRL, with respect to our Biologics License Application, or BLA, for ONS-5010, and the U.S. Food and Drug Administration, or FDA, has again recommended that confirmatory evidence of efficacy be submitted to support the application. However, the FDA did not indicate in the CRL what type of confirmatory evidence would be acceptable, and it is possible that we may need to conduct additional clinical and/or non-clinical studies of ONS-5010 in order to satisfy the FDA’s requirements, which would require substantial resources, which may be difficult to obtain or which may be unavailable to us on acceptable terms or at all. Our operating plan may also change as a result of many factors currently unknown to us, and we will continue to actively seek substantial additional capital, through public or private equity or debt financings, third-party funding, marketing and distribution arrangements, as well as through other collaborations, strategic alliances and licensing arrangements, or a combination of these approaches. Even if we believe we have sufficient funds for our current or future operating plans, we may seek additional capital if market conditions are favorable or if we have specific strategic considerations. Additionally, we may not achieve the expected benefits of these cost reduction measures and other cost reduction plans on the anticipated timeline, or at all, which could otherwise accelerate our liquidity needs and could force us to further curtail or suspend our operations. If we are unable to obtain the substantial additional funding needed to operate our business, our business and prospects would be materially and adversely affected, and we may be required to cease operations entirely, liquidate all or a portion of our assets, and/or seek protection under the U.S. Bankruptcy Code, and you may lose all or part of your investment.

Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our product candidates. In addition, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. We may experience difficulties in accessing the capital markets due to external factors beyond our control, such as volatility in the equity markets for emerging biotechnology companies and general economic and market conditions both in the United States and abroad. For example, our ability to raise additional capital may be adversely impacted by global economic conditions and disruptions to and volatility in the credit and financial markets in the United States and worldwide, such as has been experienced recently due in part to, among other things, the impacts of inflation, geopolitical instability and uncertainty, and disruptions in access to bank deposits and lending commitments due to bank failure. In addition, our financial position may make it more difficult for us to secure additional funding. We cannot be certain that we will be able to obtain financing on terms acceptable to us, or at all. Our failure to obtain adequate and timely funding will adversely affect our business and our ability to develop our technology and products candidates. Moreover, the terms of any financing may negatively impact the holdings or the rights of our stockholders, and the issuance of additional securities, whether equity or debt, by us or the possibility of such issuance may cause the market price of our securities to decline. The incurrence of indebtedness could result in increased fixed payment obligations, and we may be required to agree to certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. We may be required to relinquish rights to some of our technologies or product candidates or otherwise agree to terms unfavorable to us, in order to obtain necessary funding, any of which may harm our business, operating results and prospects. Even if we believe we have sufficient funds for our current or future operating plans, we may seek additional capital if market conditions are favorable or for specific strategic considerations. If we are unable to obtain funding on a timely basis, we may be required to significantly curtail, delay or discontinue one or more of our development programs or the commercialization of ONS-5010/LYTENAVA or any product candidates, if approved. We may also be unable to expand our operations or otherwise capitalize on our business opportunities, as desired, which could harm our business, financial condition and results of operations.

We are highly dependent on the success of ONS-5010/LYTENAVA, our only product that has been approved in the EU and UK. If ONS-5010/LYTENAVA does not receive regulatory approval outside the EU and UK, or is not successfully commercialized, our business may be harmed.

We currently have one product, ONS-5010/LYTENAVA, that is approved for commercial sale in the EU and UK. We may never be able to obtain regulatory approval for ONS-5010/LYTENAVA outside the EU or UK, commercialize ONS-5010/LYTENAVA in the EU or UK, or develop other marketable products. We expect that a substantial portion of our efforts and expenditures in the foreseeable future will be devoted to the advancement of ONS-5010/LYTENAVA, our only approved product and only product candidate in active development. We also expect that we will need to devote significant effort to the commercialization of ONS-5010/LYTENAVA in the EU, UK, and other markets following regulatory approval, if received. There is no assurance that we will be able to successfully obtain regulatory approval of ONS-5010/LYTENAVA outside of the EU and UK and develop sufficient commercial capabilities for ONS-5010/LYTENAVA if and when necessary. Accordingly, our business currently depends heavily on the successful regulatory approval of ONS-5010/LYTENAVA outside the EU and UK, and commercialization of ONS-5010/LYTENAVA.

We cannot be certain that ONS-5010/LYTENAVA will receive regulatory approval outside of the EU or UK, or be successfully commercialized even in the EU or UK, or any other targeted market in which we receive regulatory approval. The research, testing, manufacturing, labeling, approval, sale, marketing and distribution of products are, and will remain, subject to extensive regulation by the FDA and other regulatory authorities in the United States and other countries that each have differing regulations. We are not permitted to market ONS-5010/LYTENAVA in the United States until we receive approval from the FDA, or in any foreign country until we receive the requisite approvals from the appropriate authorities in such countries for marketing authorization.

Obtaining approval from the FDA or similar regulatory approval is an extensive, lengthy, expensive and inherently uncertain process, and the FDA or other foreign regulatory authorities may delay, limit or deny approval of ONS-5010/LYTENAVA for many reasons, including:

•	we may not be able to demonstrate that ONS-5010/LYTENAVA is effective as a treatment for any of our currently targeted indications to the satisfaction of the FDA or other relevant regulatory authorities;
•	the relevant regulatory authorities may require additional pre-approval studies or clinical trials, which would increase our costs and prolong our development timelines;
•	the results of our clinical trials may not meet the level of statistical or clinical significance required by the FDA or other relevant regulatory authorities for marketing approval;
•	the FDA or other relevant regulatory authorities may disagree with the number, design, size, conduct or implementation of our clinical trials;
•	the FDA or other relevant regulatory authorities may not find the data from nonclinical studies or clinical trials sufficient to demonstrate that the clinical and other benefits of these products outweigh their safety risks;
•	the FDA or other relevant regulatory authorities may disagree with our interpretation of data or significance of results from the nonclinical studies and clinical trials of ONS-5010/LYTENAVA and any future product candidate, or may require that we conduct additional trials;
•	the FDA or other relevant regulatory authorities may require development of a risk evaluation and mitigation strategy, or REMS, or its equivalent, as a condition of approval;
•	the FDA or other relevant regulatory authorities may require additional post-marketing studies, which would be costly;
•	the FDA or other relevant regulatory authorities may identify deficiencies in the manufacturing processes or facilities of our third-party manufacturers; or
•	the FDA or other relevant regulatory authorities may change their approval policies or adopt new regulations.

There can be no assurance that our BLA or marketing authorization applications of ONS-5010/LYTENAVA for wet AMD, or planned future, clinical trials for other retina indications, will ultimately meet the requirements sufficient for us to receive regulatory approval outside of the EU and UK. For example, in May 2022, we voluntarily withdrew our BLA to provide additional information requested by the FDA. We re-submitted the BLA to the FDA for ONS-5010/LYTENAVA in August 2022 and in August 2023, we received a CRL in which the FDA concluded it could not approve the BLA during this review cycle due to several CMC issues, open observations from pre-approval manufacturing inspections, and a lack of substantial evidence. At subsequent Type A meetings with the FDA, we learned that the FDA required the successful completion of an additional adequate and well-controlled clinical trial evaluating ONS-5010/LYTENAVA, as well as additional requested CMC data indicated in the CRL to approve ONS-5010/LYTENAVA for use in wet AMD. We received agreement from FDA under the special protocol assessment, or SPA, for the NORSE EIGHT trial protocol and in November 2024, we reported that ONS-5010/LYTENAVA did not meet the pre-specified non-inferiority endpoint at week 8 set forth in the SPA.

However, the preliminary data from the trial demonstrated an improvement in vision and the presence of biologic activity, as well as a continued favorable safety profile for ONS-5010. Upon receipt of the full month 3 efficacy and safety results for NORSE EIGHT, we resubmitted the BLA application for ONS-5010/LYTENAVA on February 27, 2025 and received a CRL on August 28, 2025. In September 2025, we conducted a Type A meeting with the FDA at which we received feedback on resubmitting the BLA. On November 3, 2025 we resubmitted the ONS-5010/LYTENAVA BLA and on December 31, 2025, we reported that we had received a third CRL in which the FDA noted that the additional mechanistic and natural history data information provided in the BLA resubmission does not alter the previous review conclusion that while the one adequate and well-controlled study demonstrated efficacy, and the FDA has again recommended that confirmatory evidence of efficacy be submitted to support the application. However, the FDA did not indicate in the CRL what type of confirmatory evidence would be acceptable. In March 2026, we conducted a Type A meeting with the FDA to discuss the CRL and potential regulatory pathways for ONS-5010, however there can be no assurance that we will be able to address the deficiencies identified in the CRL without performing additional clinical and/or non-clinical studies which would require substantial additional time and funding, and which may ultimately not be successful.

Raising additional capital, including modifications to our existing convertible securities, may cause dilution to our securityholders, restrict our operations or require us to relinquish rights to our technologies or product candidates.

Until such time, if ever, as we can generate sufficient product revenues, we expect to finance our cash needs through a combination of equity and debt financings, as well as selectively continuing to enter into collaborations, strategic alliances and licensing arrangements. We do not currently have any committed external source of funding. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a securityholder.

We are obligated to repay a minimum of $3.0 million of the outstanding balance of the March 2025 Note each calendar quarter starting with the second calendar quarter of 2025, subject to adjustments for conversions by Avondale and the payment of an exit fee of 7.5%. Any amount converted by Avondale during a given calendar quarter in excess of the Quarterly Debt Reduction Obligations will be credited toward meeting the Quarterly Debt Reduction Obligations for the next quarter or quarters.

Avondale may convert any portion of the March 2025 Note into common stock at a conversion price of $2.26, as further described in the March 2025 Note. In addition, we may convert the March 2025 Note if our stock trades at or above $3.00 per share for 30 consecutive days with an average daily trading volume of at least $1.0 million. Trigger Events (e.g., payment default, covenant breaches) may increase the Note balance by 5-10%. Unresolved issues after 10 trading days trigger default, accelerating the Note with 22% interest. If the Conversion Price drops below $0.404, conversions must be paid in cash. Conversions of amounts outstanding under the March 2025 Note may result in the issuance of a substantial number of shares of common stock. On December 31, 2025, we did not satisfy the required $3.0 million Quarterly Debt Reduction Obligation, which constituted a Major Trigger Event under the March 2025 Note. Subsequent to December 31, 2025, Avondale converted $6.3 million of principal and accrued interest on the March 2025 Note into shares of common stock at a weighted average conversion price of $0.47. If we are unable to satisfy future repayment obligations under the March 2025 Note, Avondale may continue to effectuate conversions at prices significantly below the initial $2.26 Conversion Price (as defined in the March 2025 Note), with such Conversion Price to be determined in accordance with the terms set out in the March 2025 Note. Such conversion could result in significant dilution.

Additional debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends, and may be secured by all or a portion of our assets. If we secure development funds for ONS-5010/LYTENAVA or any future product candidate through entering into collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish additional valuable rights to our technologies, future revenue streams, research programs or product candidates or to grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds when needed, we may be required to delay, limit, reduce or terminate our product development or commercialization efforts, including for ONS-5010/LYTENAVA, or grant rights to develop and market ONS-5010/LYTENAVA or other product candidates that we would otherwise prefer to develop and market ourselves, terminate product development or future commercialization efforts, including for ONS-5010/LYTENAVA, or to cease operations altogether.